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Exhibit 99.3

LEVEL 3 FINANCING, INC.
Offer to Exchange

Up to $150,000,000 in principal amount of
Floating Rate Senior Notes due 2011
for
$150,000,000 in principal amount of
Floating Rate Senior Notes due 2011

and

Up to $550,000,000 in principal amount of
12.25% Senior Notes due 2013
for
$550,000,000 in principal amount of
12.25% Senior Notes due 2013

To Our Clients:

        Enclosed for your consideration is a Prospectus, dated                        , 2006 (as the same may be amended or supplemented from time to time, the "Prospectus"), of Level 3 Financing, Inc. (the "Issuer") and Level 3 Communications, Inc. (the "Guarantor") and a form of Letter of Transmittal (the "Letter of Transmittal") relating to the offer (the "Exchange Offer") by the Issuer and the Guarantor to exchange up to $150,000,000 in principal amount of the Issuer's new Floating Rate Senior Notes due 2011 and up to $550,000,000 in principal amount of the Issuer's new 12.25% Senior Notes due 2013 for the outstanding $150,000,000 in principal amount of the Issuer's Floating Rate Senior Notes due 2011 (the "Floating Rate Notes") and $550,000,000 in principal amount of the Issuer's 12.25% Senior Notes due 2013 (the "2013 Notes" and, together with the Floating Rate Notes, the "Original Notes"). The Original Notes were issued and sold in transactions exempt from registration under the Securities Act of 1933, as amended.

        The material is being forwarded to you as the beneficial owner of Original Notes held by us for your account or benefit but not registered in your name. A tender of any Original Notes may be made only by us as the registered holder and pursuant to your instructions. Therefore, the Issuer and the Guarantor urge beneficial owners of Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such registered holder promptly if they wish to tender Original Notes in the Exchange Offer.

        Accordingly, we request instructions as to whether you wish us to tender any or all of your Original Notes, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to tender your Original Notes.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Original Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on September 6, 2006, unless extended (the "Expiration Date"). Original Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

        If you wish to have us tender any or all of your Original Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Original Notes held by us and registered in our name for your account or benefit.

INSTRUCTIONS

        The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer of the Issuer and the Guarantor.

        This will instruct you to tender the principal amount of Original Notes indicated below held by you for the account or benefit of the undersigned, pursuant to the terms of and conditions set forth in the Prospectus and the Letter of Transmittal.

Box 1	☐	Please tender my Original Notes held by you for my account or benefit. I have identified on a signed schedule attached hereto the principal amount of Original Notes to be tendered if I wish to tender less than all of my Original Notes.
Box 2	☐	Please do not tender any Original Notes held by you for my account or benefit.

Date:                        , 2006

Signature(s)

Please print name(s) here

Unless a specific contrary instruction is given in a signed Schedule attached hereto, your signature(s) hereon shall constitute an instruction to us to tender all of your Original Notes.

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LEVEL 3 FINANCING, INC. Offer to Exchange